Exhibit 99.1

HUMAN GENOME SCIENCES, INC.
14200 Shady Grove Road, Rockville, Maryland 20850
FOR IMMEDIATE RELEASE
Media Contact:
Jerry Parrott
Vice President, Corporate Communications
301-315-2777
Investor Contact:
Tim Barabe
Senior Vice President and Chief Financial Officer
301-315-1780
HUMAN GENOME SCIENCES ANNOUNCES THIRD QUARTER 2008 FINANCIAL RESULTS AND KEY DEVELOPMENTS
- Treatment completed in Albuferon® Phase 3 trials; first Phase 3 data in December 2008 -
- Enrollment completed in LymphoStat-B® Phase 3 trials; first Phase 3 data in mid-2009 -
- HGS updates financial guidance -
ROCKVILLE, Maryland — November 6, 2008 — Human Genome Sciences, Inc. (Nasdaq: HGSI) today announced financial results and key developments for the quarter ended September 30, 2008.
“Albuferon, LymphoStat-B and our oncology program all continued to make substantial progress during the third quarter. In addition, we entered into an exclusive agreement with Hospira that will enable HGS to generate revenue in the coming years by leveraging our process development and manufacturing capabilities,” said H. Thomas Watkins, President and Chief Executive Officer, HGS. “We are on track to report our first Phase 3 data for Albuferon in December 2008. We are on track to report our first Phase 3 data for LymphoStat-B by mid-2009. We have also met every milestone under our contract to supply ABthrax to the U.S. Strategic National Stockpile. We will soon complete production, and we are currently awaiting authorization to begin delivery. However, it now appears that the timing of this authorization is likely to cause the ABthrax sales we previously expected to recognize in 2008, to be recognized instead in 2009. We are updating our 2008 financial guidance accordingly. We continue to believe that ABthrax offers a significant step forward in the treatment of inhalational anthrax and could play an important role in strengthening America’s arsenal against bioterrorism.”

FINANCIAL RESULTS
HGS reported increased revenues for the quarter ended September 30, 2008 of $11.7 million, compared with revenues of $11.1 million for the same period in 2007. Revenues included $8.9 million recognized from the Albuferon agreement with Novartis, and $1.6 million in revenue recognized from the LymphoStat-B agreement with GlaxoSmithKline (GSK).
The Company reported a net loss for the quarter ended September 30, 2008 of $68.1 million ($0.50 per share), compared with a net loss for the second quarter of 2007 of $67.3 million ($0.50 per share). The net loss for the quarter includes a charge of $6.0 million ($0.04 per share) for impaired investments, and a decrease in investment income, partially offset by decreased research and development expenses related to Phase 3 trials for Albuferon.
For the first nine months of 2008, HGS reported increased revenues of $35.6 million, compared with revenues of $29.3 million for the same period of the previous year. Revenues included $26.6 million recognized from the Albuferon agreement and $4.9 million recognized from the LymphoStat-B agreement.
The Company reported a net loss of $189.3 million ($1.40 per share) for the nine months ended September 30, 2008, compared with a net loss of $169.6 million ($1.26 per share) for the same period of the previous year. The increased net loss for the nine months was due primarily to increased research and development and general and administrative expenses, in addition to the $6.0 million ($0.04 per share) charge for impaired investments, partially offset by a one-time gain of $32.5 million ($0.24 per share) resulting from the sale of CoGenesys, Inc. stock to Teva Pharmaceutical Industries, Ltd.
Net cash burn for the nine months ended September 30, 2008 totaled $186.9 million. (For information on the calculation of this non-GAAP financial measure, visit http://www.hgsi.com/images/Q32008Results/netcashburn.pdf). As of September 30, 2008, cash and investments totaled $432.8 million, of which $360.3 million is unrestricted and available for operations. This compares with cash and investments totaling $603.8 million, of which $532.9 million was unrestricted and available for operations, as of December 31, 2007.
“Our cash position remains strong and is sufficient to take us through the availability of Phase 3 data and the filing of marketing applications for our lead products, while also fueling development of our product pipeline,” said Tim Barabe, Senior Vice President and Chief Financial Officer, HGS. “We are updating our financial guidance to reflect the change in expected timing of ABthrax sales.”
HIGHLIGHTS OF RECENT PROGRESS
Albuferon® on Track for First Phase 3 Data in December 2008
As of July 2008, treatment has been completed in both Phase 3 trials of Albuferon (albinterferon alfa-2b. HGS remains on track to have the first Phase 3 data for Albuferon — from the ACHIEVE 2/3 trial — in December 2008. ACHIEVE 2/3 is being conducted in patients with genotypes 2 and 3 chronic hepatitis C. Data from ACHIEVE 1, which is being conducted in patients with genotype 1 chronic hepatitis C, are expected by spring 2009. Assuming success in Phase 3, global marketing applications are planned by fall 2009. Albuferon is being developed by HGS and Novartis under an exclusive worldwide co-development and commercialization agreement entered into in June 2006.

LymphoStat-B® on Track for First Phase 3 Data in Mid-2009
As of August 2008, enrollment and initial dosing have been completed in both of the Phase 3 trials of LymphoStat-B (belimumab) in patients with active systemic lupus erythematosus (SLE). HGS expects to have the first Phase 3 data for LymphoStat-B by mid-2009, from the BLISS-52 trial, with results from BLISS-76 anticipated in fall 2009. Assuming positive results from both studies, HGS expects to file a BLA in the United States in the first half of 2010. LymphoStat-B is being developed by HGS and GlaxoSmithKline (GSK) under a co-development and commercialization agreement entered into in August 2006.
ABthrax™: Awaiting U.S. Government Authorization to Begin Delivery to Strategic National Stockpile
HGS is currently awaiting U.S. Government authorization to begin delivery of 20,000 doses of ABthrax (raxibacumab) to the Strategic National Stockpile. ABthrax is being developed under contract with the Biomedical Advanced Research and Development Authority (BARDA) of the U.S. Department of Health and Human Services (HHS). HGS has met every milestone under its contract and previously expected that authorization would be received and delivery to the stockpile would commence in fall 2008 — in time to enable HGS to recognize $100-120 million in ABthrax sales in the fourth quarter of 2008. It now appears likely that these sales may instead be recognized in 2009, and the Company is updating its 2008 financial guidance accordingly. HGS is confident that it will receive $150 million in 2009 for delivery of 20,000 doses of ABthrax to the U.S. Strategic National Stockpile, with an additional $15 million expected upon FDA licensure.
Enrollment and Initial Dosing Completed in Non-Small Cell Lung Cancer Trial
In August 2008, HGS completed the enrollment and initial dosing of patients in a randomized Phase 2 trial of HGS-ETR1 (mapatumumab) in combination with the chemotherapy agents paclitaxel and carboplatin as first-line therapy in advanced non-small cell lung cancer (NSCLC). HGS expects initial data from this study in 2009. The results of the NSCLC trial, along with the results of ongoing randomized Phase 2 studies of HGS-ETR1 in advanced hepatocellular cancer and advanced multiple myeloma, will support a decision on whether to advance HGS-ETR1 to Phase 3 development. A sufficiently positive result from any one of the trials could also lead to a Phase 3 decision for that specific indication.
Darapladib Demonstrates Promise in Phase 2; GSK Confirms Plan to Initiate Phase 3 Development
In September 2008, results of the Integrated Biomarkers and Imaging Study-2 (IBIS-2) showed that the use of darapladib, in addition to standard of care treatment, prevented expansion of the necrotic core, a region within coronary plaque associated with a high risk of rupture. Preventing expansion of the necrotic core may reduce the risk of recurrent heart attack in patients with coronary heart disease. The results of the Phase 2 study were presented at the 2008 Congress of the European Study of Cardiology and simultaneously published in the American Heart Association’s journal, Circulation.
In its third quarter results press release issued October 22, 2008, GSK said, “These data support our belief that Lp-PLA2 inhibition may be an important therapeutic target and we plan to begin Phase 3 clinical studies shortly.” Darapladib was discovered by GSK based on HGS technology. HGS will receive a 10% royalty on worldwide sales of darapladib if it is commercialized, and has a 20% co-promotion option in North America and Europe.

Process Development and Manufacturing Alliance with Hospira will Enable HGS to Generate Revenue from Available Manufacturing Capacity
In September 2008, HGS entered into an exclusive agreement with Hospira, Inc., for manufacturing process development and commercial supply of select Hospira biopharmaceutical products. In addition to the partnership with Hospira, HGS entered into a marketing services agreement with Eden Biodesign Ltd. in August 2008, under which Eden Biodesign will assist HGS in identifying other clients interested in large-scale manufacturing and late-stage process development. The Hospira alliance and similar agreements have the potential to generate $30-60 million in revenue over the next three to four years.
2008 FINANCIAL GUIDANCE
HGS updated the financial guidance provided in late February 2008:
•	HGS expects 2008 net cash burn of $245 million to $265 million.

•	Revenue is expected to increase from $42 million in 2007 to a range of $45-50 million in 2008.

•	HGS expects cash and investments at year-end 2008 to total $350 million to $370 million, compared with approximately $604 million at the end of 2007.
HGS is confident that it will receive $150 million in 2009 for delivery of 20,000 doses of ABthrax to the U.S. Strategic National Stockpile, with an additional $15 million expected upon FDA licensure.
CONFERENCE CALL
HGS management will hold a conference call to discuss this announcement today at 5 PM Eastern. Investors may listen to the call by dialing 866-550-6338 or 347-284-6930, passcode 6760480, five to 10 minutes before the start of the call. A replay of the conference call will be available within a few hours after the call ends. Investors may listen to the replay by dialing 888-203-1112 or 719-457-0820, confirmation code 6760480. Today’s conference call also will be webcast and can be accessed at www.hgsi.com. Investors interested in listening to the live webcast should log on before the conference call begins to download any software required. Both the audio replay and the archive of the conference call webcast will remain available for several days.
ABOUT HUMAN GENOME SCIENCES
The mission of HGS is to apply great science and great medicine to bring innovative drugs to patients with unmet medical needs. The HGS clinical development pipeline includes novel drugs to treat hepatitis C, lupus, inhalation anthrax, cancer and other immune-mediated diseases. The Company’s primary focus is rapid progress toward the commercialization of its two key lead drugs, Albuferon® (albinterferon alfa-2b) for hepatitis C and LymphoStat-B® (belimumab) for lupus. Phase 3 clinical trials of both drugs are ongoing.

ABthrax™ (raxibacumab) is in late-stage development for the treatment of inhalation anthrax, and the Company is awaiting authorization to begin the delivery of 20,000 doses of ABthrax to the Strategic National Stockpile under a contract entered into with the U.S. Government in June 2006. HGS also has three drugs in clinical development for the treatment of cancer, including two TRAIL receptor antibodies and a small-molecule antagonist of IAP (inhibitor of apoptosis) proteins. In addition, HGS has substantial financial rights to certain products in the GSK clinical development pipeline.
For more information about HGS, please visit the Company’s web site at www.hgsi.com. Health professionals and patients interested in clinical trials of HGS products may inquire via e-mail to clinical_trials@hgsi.com or by calling HGS at (301) 610-5790, extension 3550.
HGS, Human Genome Sciences, ABthrax, Albuferon and LymphoStat-B are trademarks of Human Genome Sciences, Inc.
Safe Harbor Statement
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on Human Genome Sciences’ current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Actual results may differ materially from these forward-looking statements because of the Company’s unproven business model, its dependence on new technologies, the uncertainty and timing of clinical trials, the Company’s ability to develop and commercialize products, its dependence on collaborators for services and revenue, its substantial indebtedness and lease obligations, its changing requirements and costs associated with facilities, intense competition, the uncertainty of patent and intellectual property protection, the Company’s dependence on key management and key suppliers, the uncertainty of regulation of products, the impact of future alliances or transactions and other risks described in the Company’s filings with the Securities and Exchange Commission. In addition, the Company will continue to face risks related to animal and human testing, to the manufacture of ABthrax and to FDA concurrence that ABthrax meets the requirements of the ABthrax contract. If the Company is unable to meet the product requirements associated with the ABthrax contract, the U.S. government will not be required to reimburse the Company for the costs incurred or to purchase any ABthrax doses. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Human Genome Sciences undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, future events or circumstances or otherwise.
(See selected financial data on following pages.)
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HUMAN GENOME SCIENCES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
	(dollars in thousands, except share and per share amounts)

Revenue — R&D contracts	$11,674	$11,056	$35,516	$29,326

Costs and expenses:
Research and development(a)	54,185	61,869	194,194	158,433
General and administrative(b)	15,662	14,621	46,005	39,749
Lease termination and restructuring credits	—	—	—	(3,673)

Total costs and expenses	69,847	76,490	240,199	194,509

Income (loss) from operations	(58,173)	(65,434)	(204,683)	(165,183)
Net investment income (expense)	(3,891)	(1,823)	(11,005)	(4,372)
Charge for impaired investments	(6,049)	—	(6,049)	—
Gain on sale of long-term equity investment	—	—	32,518	—

Income (loss) before taxes	(68,113)	(67,257)	(189,219)	(169,555)
Provision for income taxes	—	—	—	—

Net income (loss)	$(68,113)	$(67,257)	$(189,219)	$(169,555)

Net income (loss) per share, basic and diluted	$(0.50)	$(0.50)	$(1.40)	$(1.26)

Weighted average shares outstanding, basic & diluted	135,486,677	134,394,174	135,371,579	134,220,053

(a)	Includes stock-based compensation expense of $2,603 ($0.02 per share) and $3,474 ($0.03 per share) for the three months ended September 30, 2008 and 2007, respectively. Includes stock-based compensation expense of $7,837 ($0.06 per share) and $9,824 ($0.07 per share) for the nine months ended September 30, 2008 and 2007, respectively.

(b)	Includes stock-based compensation expense of $2,041 ($0.02 per share) and $2,261 ($0.02 per share) for the three months ended September 30, 2008 and 2007, respectively. Includes stock-based compensation expense of $6,111 ($0.05 per share) and $6,606 ($0.05 per share) for the nine months ended September 30, 2008 and 2007, respectively.
CONSOLIDATED BALANCE SHEET DATA:

	As of	As of
	September 30, 2008	December 31, 2007
	(dollars in thousands)

Cash, cash equivalents and investments (c)	$432,833	$603,840
Total assets (c)	747,408	949,105
Total debt and lease financing	755,908	754,099
Total stockholders’ equity (deficit)	(198,980)	(11,902)

(c)	Includes $72,562 and $70,931 in restricted investments at September 30, 2008 and December 31, 2007, respectively.
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